Exhibit T3A.22

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY ~ FILE (ACRA) ~ Company No: 201523019W CERTIFICATE CONFIRMING INCORPORATION OF COMPANY This is to confirm that NORDIC AVIATION LEASING SEVENTEEN PTE. LTD. is incorporated under the Companies Act {Cap 50), on and from 14/05/2015 and that the company is a PRIVATE COMPANY LIMITED BY SHARES. GIVEN UNDER MY HAND AND SEAL ON 15/05/2015. ~ ER SIEW LENG ASST REGISTRAR ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA) SINGAPORE